Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-133100 on Form S-4 of Placer Sierra Bancshares of our reports, dated February 24, 2006, relating to our audits of the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K of Placer Sierra Bancshares for the year ended December 31, 2005 and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Perry-Smith LLP

Sacramento, California

April 19, 2006